EXHIBIT F

                      CONVERSION AGREEMENT


                                                  July 2, 1996


Electronic Retailing Systems
 International, Inc.
362 Danbury Road
Wilton, Connecticut 06897


Dear Sirs:

     You have described to the undersigned the proposals by Electronic Retailing Systems International, Inc., a Delaware corporation (the "Company"): (i) to place shares of its common stock, $.01 par value (the "Common Stock"), through Henderson Crosthwaite Institutional Brokers Limited, in an offshore transaction (the "Regulation S Offering") exempt from the registration requirements of the Securities Act of 1933, and (ii) contemporaneously with the consummation of the Regulation S Offering, to sell, in a private transaction (the "Private Placement") to subscribers including certain directors of the Company or their affiliates, additional shares of Common Stock. The undersigned is advised that, at a meeting thereof duly held on June 13, 1996, the Board of Directors of the Company authorized an aggregate of up to 8,500,000 shares of Common Stock for issuance in the Regulation S Offering and the Private Placement.

     This letter shall evidence the agreement of the undersigned, as the holder of the number of shares of the Company's Series A Cumulative Convertible Preferred Stock, $1.00 par value (the "Preferred Stock"), set forth below under the name of the undersigned, to convert all shares of Preferred Stock in accordance with their terms, to shares of Common Stock, in consideration of a payment to the undersigned of the amount set forth below under its name. Such conversion and such payment shall be effective contemporaneously with the consummation of the Regulation S Offering and the Private Placement (including the issuance of the shares of Common Stock in such transactions and the delivery of payment therefor to the Company).

     In furtherance thereof, the undersigned shall surrender all shares of Preferred Stock held by it to the Company, at its address set forth above, no later than the close of business on July 8, 1996. This letter shall constitute the notice of conversion (subject to the conditions set forth herein) contemplated by Paragraph (J)(ii) of the certificate of designation establishing the Preferred Stock, whereby the undersigned instructs the Company to issue all shares of Common Stock issuable upon conversion of the undersigned's Preferred Stock in the name of the undersigned, at the address of the undersigned set forth in the records of the Company.

     The agreements set forth herein shall operate through July 31, 1996, at which time, in the event the Regulation S Offering and the Private Placement shall not theretofore have occurred, it shall have no further effect, and all share certificates delivered by the undersigned to the Company shall forthwith be returned to the undersigned.

     Your execution of the enclosed counterpart of this letter in the space below provided shall evidence your receipt and acceptance hereof and agreement to be bound hereby.

                              Very truly yours,

                              GARFINKLE LIMITED PARTNERSHIP II

                              By: G.F. Management Corp.



                              By: s/Norton Garfinkle
                                 --------------------------------

                              No. Shares Preferred Stock: 80,936
                                                          ------
                              Payment:  $151,755
                                        --------

ACCEPTED AND AGREED:

ELECTRONIC RETAILING SYSTEMS
 INTERNATIONAL, INC.



By: s/William B. Fischer
   ---------------------------